Guaranty Federal	Exhibit 99.1
BANCSHARES, INC	For Immediate Release
Strength. Growth. Vision.

Contacts:	Shaun A. Burke, President & CEO	NASDAQ:GFED
	Guaranty Bank	www.gbankmo.com
1341 W. Battlefield
Springfield, MO 65807
417-520-4333

GUARANTY FEDERAL BANCSHARES, INC.
ANNOUNCES THIRD QUARTER 2010 FINANCIAL RESULTS

SPRINGFIELD, MO – (October 15, 2010) – Guaranty Federal Bancshares, Inc., (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank, today announces the following results for its third quarter ended September 30, 2010.

Third Quarter 2010 Financial Highlights

•	Earnings per share for the quarter increased to $.09 as compared to $.08 for the second quarter of 2010.
•	Net income for the quarter increased to $522,000 as compared to $493,000 for the second quarter of 2010.
•	Net interest margin improved 56 basis points to 2.48% for the quarter as compared to the second quarter in 2009.
•	Equity to assets increased to 7.58% as compared to 6.97% at December 31, 2009.
•	Book value per common share increased to $14.12 as compared to $13.49 at December 31, 2009.

The Company announces that net income for the third quarter ended September 30, 2010 was $522,000 compared to $574,000 for the third quarter ended September 30, 2009.  After preferred dividends, diluted earnings per share was $.09, a decrease from the $.11 per diluted share earned during the third quarter ended September 30, 2009.  On a year to date basis, diluted earnings per share has increased $1.16 to $.24 per share as compared to a diluted loss per share of $.92 earned in 2009.

There are a few key issues that contributed to the results for the third quarter:

•
Net interest income - The improvement in the Company’s net interest income has positively impacted earnings during the year which was primarily due to the Company’s management of interest expense.  The Company continues to manage and reduce its cost of funding on money market deposits generated from a very successful deposit generating campaign in the first quarter of 2009.  Also, due to the increase in liquidity in the prior year, the Company had the ability to significantly reduce its cost of retail certificates of deposit as well as reduce those balances.  On the asset side of the balance sheet, while loans have declined due to weak loan demand and specific foreclosures, the Company continues to closely manage loan pricing by establishing rate floors, increasing existing rate floors and focusing on the reduction of nonaccrual loans, which ultimately has a positive impact on the Company’s yield on earning assets.  However, loan yield was negatively impacted during the quarter due to the expiration of interest income being recognized on a matured interest rate swap as of June 30, 2010.  The effect on quarterly interest income was approximately $255,000.

•
Provision for loan losses - The Company recorded a provision for loan loss of $850,000 during the quarter (which was a decrease from the first two quarters of 2010) compared to $670,000 for the prior year quarter.  Also, on a year to date basis, provision for loan loss of $2,750,000 has been recognized in 2010 compared to $4,950,000 for the same period in 2009.  The allowance for loan losses as of September 30, 2010 was 2.48% of gross loans outstanding (excluding mortgage loans held for sale).

•
Non-interest income – The decrease in non-interest income of $151,000 was due to a few factors both positively and negatively impacting income.  First, the Company recognized $342,000 in gains on sales of investment securities in the prior year quarter compared to only $41,000 in the current year quarter.  However, offsetting these declines, the Company experienced an increase of $158,000 in its gain on sale of fixed rate mortgage loans for the current year quarter compared to the prior year quarter. Also, the Company recognized earnings of $98,000 from its bank owned life insurance purchased in October 2009, as compared to $0 during the prior year third quarter.

•
Non-interest expense – These expenses continue to be managed and controlled in 2010 compared to 2009 as non-interest expense has declined on a year to date basis.  For the quarter, these expenses do reflect an increase over the prior year quarter primarily due to personnel costs.  Personnel costs have increased $146,000 quarter over quarter due to key associates being added in the latter half of the third quarter of 2009 and in the second quarter of 2010, plus increases in employee benefit expenses.

“Our third quarter results reflect a steady improvement in 2010 following the disappointing results of the past two years, yet are reflective of the challenging operating and economic environment,” said President and Chief Executive Officer Shaun A. Burke.  “A key component of the improvement is the momentum in our net interest margin from successful initiatives on both sides of the balance sheet.

“Economic recovery has been slow and challenges persist, however, we remain focused on aggressively reducing our non-performing assets, improving margins and earnings, and building and strengthening relationships that we believe will provide long-term shareholder value improvement,” said Burke.

About Guaranty Federal Bancshares, Inc.
Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services.  The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has nine full-service branches in Greene and Christian Counties and Loan Production Offices in Wright, Webster and Howell Counties.  In addition, Guaranty Bank is a member of the TransFund ATM network which provides its customers surcharge free access to over 100 area ATMs and over 1,600 ATMs nationwide.  For more information visit the Guaranty Bank website: www.gbankmo.com.

The discussion set forth above may contain forward-looking comments.  Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this release.  When used in this release, words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.  Such statements are subject to risks and uncertainties.  Actual results of the Company’s operations could materially differ from those forward-looking comments.  The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; the effect of regulatory or government legislative changes; technology changes; fluctuation in inflation; and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.

Financial Highlights:
	Quarter ended		Nine Months ended
Operating Data:	30-Sep-10	30-Sep-09	30-Sep-10	30-Sep-09
	(Dollar amounts are in thousands, except per share data)

Total interest income	$7,846	$8,534	$24,340	$25,361
Total interest expense	3,660	5,086	11,622	15,598
Provision for loan losses	850	670	2,750	4,950
Net interest income after provision for loan losses	3,336	2,778	9,968	4,813
Noninterest income	1,179	1,330	3,432	3,662
Noninterest expense	3,707	3,392	11,102	11,172

Income (loss) before income taxes	808	716	2,298	(2,697)
Provision (credit) for income taxes	286	142	808	(1,047)

Net income (loss)	$522	$574	$1,490	$(1,650)
Preferred stock dividends and discount accretion	281	281	844	750
Net income (loss) available to common shareholders	$241	$293	$646	$(2,400)

Basic income (loss) per common share	$0.09	$0.11	$0.24	$(0.92)
Diluted income (loss) per common share	$0.09	$0.11	$0.24	$(0.92)

Annualized return on average assets	0.29%	0.31%	0.28%	(0.30%)
Annualized return on average equity	3.86%	4.39%	3.76%	(4.23%)
Net interest margin	2.48%	1.92%	2.50%	1.81%

		As of	As of
Financial Condition Data:		30-Sep-10	31-Dec-09

Cash and cash equivalents		$25,245	$33,017
Investments and interest bearing deposits		119,093	119,693
Loans, net of allowance for loan losses 9/30/2010 - $12,541; 12/31/2009 - $14,076		496,592	528,503
Other assets		64,743	56,567
Total assets		$705,673	$737,780

Deposits		$493,687	$513,051
FHLB advances		101,050	116,050
Subordinated debentures		15,465	15,465
Securities sold under agreements to repurchase		39,750	39,750
Other liabilities		2,207	2,053
Total liabilities		652,159	686,369
Stockholders' equity		53,514	51,411
Total liabilities and stockholders' equity		$705,673	$737,780

Equity to assets ratio		7.58%	6.97%
Book value per common share		$14.12	$13.49
Non performing assets		$38,327	$41,045